Exhibit 23




                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
The Beard Company:


We consent to incorporation by reference in the Registration Statements (No. 33-87110, 33-98482, and 333-06757) on Form S-8 of The Beard Company
of our report dated April 13, 1999, relating to the balance sheet of The Beard Company and subsidiaries as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of The Beard Company.


                                                     KPMG LLP


Oklahoma City, Oklahoma
April 13, 1999